Exhibit 4.36

Technology Service Agreement

Between

Beijing Ambow Rongye Education and Technology Co., Ltd.

And

Beijing Ambow Shengying Education Technology Co., Ltd.

October 14, 2015

This Technology Service Agreement (this “Agreement”) is entered into by the following parties on October 14, 2015:

(1) Beijing Ambow Rongye Education and Technology Co., Ltd. (“Party A”), a limited liability company duly established and validly existing under the laws of the People’s Republic of China (“China”), with its registered address at Room A636, 7th Floor, No.28 Xinxi Road, Haidian District,Beijing and

(2) Beijing Ambow Shengying Education Technology Co., Ltd. (“Party B”), a limited liability company duly established and validly existing under the laws of China, with its registered address at Room A1805,18th Floor, No.18 North Taipingzhuang Road, Haidian District,Beijing

WHEREAS:

(1) Party A engages in education information consulting, business administration consulting and commercial consulting (excluding broker services); business marketing and planning; internal employee training;

(2) Party B has expertise and experience in the design and development of software and hardware;

(3) Party A and Party B (collectively referred to as the “Parties”) plan to promote their business development by mutual cooperation and developing their respective advantages.

NOW THEREFORE, the Parties agree as follows through friendly consultations:

Section 1 – Terms of Service

1.1 Party A hereby agrees to engage Party B as Party A’s exclusive technology service provider, and Party B hereby agrees to accept such engagement.

1.2 Party A agrees that Party A shall not engage any other third party as its technology service provider without Party B’s prior written consent during the term of this Agreement.

1.3 Party A agrees that Party B shall have the right to provide other entities or individuals with the technology service equivalent or similar to that hereunder and to appoint other entities or individuals to provide the technology service hereunder.

Section 2 – Scope of Service

See Appendix 1 for the scope of relevant technology service provided by Party B to Party A.

Section 3 – Service Fee

3.1 The Parties hereto agree that the fee for the technology service hereunder shall be determined and paid as specified in Appendix 2.

3.2 If Party A fails to pay service fee and other fees in accordance with the provisions of this Agreement, Party A shall pay Party B liquidated damages at [0.05%] per day for the overdue amount.

3.3 Party B shall have the right to, at its own expense, appoint one of its employees or a certified public accountant it engages (“Party B’s Authorized Representative”) to examine Party A’s accounts in order to review the calculation method and amount of the service fee. To that end, Party A shall provide Party B’s Authorized Representative with documents, accounts, records, data, etc. that are necessary to audit Party A’s accounts and to determine the amount of the service fee. Unless there is any significant error, the amount of the service fee shall be as determined by Party B’s Authorized Representative.

3.4 Unless as otherwise agreed by the Parties, the service fee payable to Party B by Party A hereunder shall not be subject to any deduction or offset (e.g. bank charges).

3.5 In addition to the service fee described above, Party A shall pay Party B with the actual costs incurred by Party B for rendering consulting services hereunder, including without limitation, traveling expenses, car fare, printing expenses and postage.

Section 4 – Confidentiality

4.1 The Parties acknowledge that, during the term of this Agreement, either Party may obtain (1) the other Party’s non-public information, technical data, trade secrets or know-how relating to the actual and expected business or research and development of either Party, including without limitation research, product plans or other information relating to either Party’s products or services or promotions for products or services, customers’ lists and customers, software, development, invention, processes, formula, technologies, designs, drawings, engineering, hardware configuration information, marketing, financial or other business information, and (2) any third party’s confidential or proprietary information for which either Party assume confidentiality obligations and which shall be only used for certain limited purposes (“Confidential Information”). The Confidential Information does not include (1) any information that one Party already knows at the time such information is disclosed to such Party by the other Party; (2) any information that becomes public known or generally available not because of either Party’s illegal conduct; or (3) the information lawfully obtained by one Party from a third party authorized to make the disclosure.

4.2 Either Party will take reasonable measures to keep confidential the other Party’s Confidential Information and prevent disclosure and unauthorized use of such Confidential Information. Without limiting the foregoing, the Parties will at least take such measures as it will take for its own Confidential Information. Unless as reasonable required for the performance of its obligations hereunder or unless as the other Party approves in writing, neither Party shall make any copy of the other Party’s Confidential Information. Either Party shall reproduce the other Party’s proprietary rights notices on any approved copy in the manner in which such notice was set forth in or on the original.

4.3 Either Party shall (1) not disclose such Confidential Information to any person other than any of its directors, employees, authorized agents or independent contractors who need to know such Confidential Information to perform their duties hereunder; (2) only use Confidential Information for the purposes of fully performing its obligations hereunder; and (3) ensure any person from such Party who knows Confidential Information comply with the confidentiality obligations and other restrictive provisions hereunder as if such person were a party hereto. If one Party is required by law to disclose the other Party’s Confidential Information, such Party shall promptly notify the other Party in writing of such requirement prior to the disclosure, and shall assist the other Party in securing the order to protect such information against public disclosure. Neither Party shall reverse engineer, dissemble or decompile any prototype, software or any tangible object that contains the other Party’s Confidential Information and that is provided to such Party.

4.4 Either Party further agree to return to the other Party all written Confidential Information obtained from the other Party upon termination of this Agreement or at any other time requested by the other Party.

Section 5 – Intellectual Property

5.1 The Parties acknowledge and agree that Party B shall exclusively own all technical data, software, findings, inventions, developments, trade secrets, copyrights, documents and other materials improved or prepared by Party B under this Agreement, whether they are patentable or copyrighted.

5.2 If Party A makes improvements to “intellectual property”, such improvements shall be Party B’s exclusive proprietary property. Party A hereby transfers to Party B all of its rights, title and interests in and to such improvements.

Section 6 – Independent Contractor

The Parties expressly acknowledge and agree that Party B performs all the technology services hereunder as an independent contractor, and shall not be deemed to enter into any partnership, joint venture or other relationships of substantially the same or similar nature with Party A.

Section 7 – Representations and Warranties

Party A represents and warrants that:

(1) Party A is a company duly registered and validly existing under the laws of China;

(2) Party A’s execution and performance of this Agreement is within its corporate power and business scope; it has taken necessary corporate action and obtained proper authorization as well as the consents and approvals of third parties and government departments; and it does not violate any legal or corporate restrictions binding upon or affecting it.

(3) Upon execution, this agreement shall constitute Party A’s legal, valid and binding obligations that may be enforced against it in accordance with the terms hereof.

7.2 Party B represents and warrants that:

(1) Party B is a company registered and validly existing under the laws of China;

(2) Party B’s execution and performance of this Agreement is within its corporate power and business scope; it has taken necessary corporate action and obtained proper authorization as well as the consents and approvals of third parties and government departments; and it does not violate any legal or corporate restrictions binding upon or affecting it.

(3) Upon execution, this agreement shall constitute Party B’s legal, valid and binding obligations that may be enforced against it in accordance with the terms hereof.

Section 8 – Liability for Breach

8.1 Either Party’s direct or indirect violation of any provisions hereof or failure to perform its obligation hereunder or failure to perform such obligation in a timely and adequate manner shall constitute breach of this Agreement. The non-breaching Party (“Non-Breaching Party”) shall have the right to require the breaching Party (“Breaching Party”) by written notice to redress its breach.

8.2 After the occurrence of the breach, if, according to the reasonable and objective judgment of the Non-Breaching Party, such breach has made it impossible or unfair for the Non-Breaching Party to perform its relevant obligations hereunder, then the Non-Breaching Party shall have the right to notify the Breaching Party in writing that the Non-Breaching Party will suspend the performance of its relevant obligations hereunder until the Breaching Party ceases such breach.

8.3 Party B’s liability arising out of this Agreement shall be limited to the amount of service fee received by Party B hereunder. In no event shall Party B be liable for any special, incidental, indirect or direct damages arising out of this Agreement.

Section 9 – Force Majeure

9.1 “Force Majeure” means any event that is beyond the reasonable control of the Parties hereto, unable to be foreseen or unable to be overcome even foreseen, which impedes, affects or delays either Party’s performance of all or part of its obligations under this Agreement. Such event includes without limitation any government act, act of God, war, hacker attack or any other similar event.

9.2 The Party affected by a Force Majeure event may suspend the performance of its relevant obligations hereunder that cannot be performed due to the Force Majeure until the effect of such Force Majeure event is eliminated, and shall not be held liable for such suspension. However, such Party shall use its best endeavor to overcome such event and mitigate its negative effect.

9.3 The Party affected by a Force Majeure event shall provide the other Party with a legitimate certificate issued by a notary public (or other proper agency) in the place where such event occurs to evidence the occurrence of such Force Majeure event. If such Party cannot provide such certificate, the other Party may hold such Party liable for breach in accordance with the provisions hereof.

Section 10 – Effectiveness and Term

This Agreement shall come into effect from the date when it is signed by the Parties’ authorized representatives. This Agreement shall remain effective unless it is terminated in accordance with the provisions hereof.

Section 11 – Termination

11.1 Party B shall have the right to terminate this Agreement at any time during the term of this Agreement upon fifteen (15) days’ notice to Party A.

11.2 If Party A materially or continually breaches this Agreement, and fails to remedy such breach within fourteen (14) days upon receipt of Party B’s notice specifying details of such breach (to the extent such breach is remediable), Party B shall have the right to terminate this Agreement immediately by sending a written notice of termination to Party A.

11.3 This Agreement may be terminated at any time by a written agreement between Party A and Party B.

Section 12 – Non-solicitation

Party A shall not take the following actions directly or indirectly in any manner for its own, any other individual or entity’s account, or together with any other individual or entity: (1) causing any employee of Party B to terminate his employment with Party B by solicitation, including employing or encouraging such employee; or attempting to solicit, induce, employ or encourage any employee of Party B. (2) causing any existing or previous client of Party A to terminate its business relationship with Party B.

Section 13 – Dispute Resolution

13.1 If any dispute arises in connection with the interpretation and performance of this Agreement, the Parties hereto shall first resolve such dispute in good faith through discussions. If no agreement can be reached within sixty (60) days after one Party receives the notice of the other Party requesting the beginning of discussions or any longer period agreed upon separately by the Parties, either Party shall have the right to submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective rules. The award of the arbitration shall be final and binding upon the Parties.

13.2 If any dispute arises in connection with the interpretation and performance of this Agreement, or such dispute is under arbitration, either Party shall continue to have the rights hereunder other than those in dispute and perform the obligations hereunder other than those in dispute.

Section 14 – Governing Law

The execution, validity, performance, interpretation and enforcement of this Agreement shall be governed by the laws of China.

Section 15 – Assignment

15.1 Party A shall not assign its rights and obligations hereunder to any third party without Party B’s prior written consent.

15.2 Party A hereby agrees that Party B may assign its rights and obligations hereunder to any third party at its sole discretion, and Party B only needs to send a written notice to Party A upon such assignment without obtaining Party A’s consent.

15.3 This Agreement shall inure to and be binding upon the Parties and their respective successors and permitted assigns.

Section 16 – Severability

If any provision herein becomes partly or wholly invalid or unenforceable for violation of laws or government regulations or other reasons, then the part of such provision that is affected shall be deemed as deleted. However, the deletion of such part of such provision shall not affect the legal effect of other parts of such provision or the other provisions herein. The Parties shall cease to execute such invalid or unenforceable provision, and modify such provision so that it has the closest intent to the original provision and becomes valid and enforceable under relevant facts and circumstances.

Section 17 – Amendment and Supplement

The Parties may amend and supplement this Agreement by written agreement. Any amendments or supplements in connection with this Agreement that are duly signed by the Parties are part of this Agreement, and shall have the same force and effect as this Agreement.

Section 18 – Miscellaneous

18.1 The headings herein are for convenience only, and shall not affect the interpretation of any provisions hereof.

18.2 Unless otherwise provided herein, either Party’s failure to exercise or delay in exercising any of its rights or powers hereunder shall not be construed as a waiver of such rights or powers. Any single or partial exercise of any rights or powers shall not preclude the exercise of other rights or powers.

18.3 This Agreement shall supersede any prior or concurrent verbal or written agreement, understanding and communication between the Parties in connection with this Agreement. The Parties do not have any express or implied obligations or undertakings for the subject matter herein except those specified in this Agreement.

IN WITNESS HEREOF, the duly authorized representatives of the Parties have executed this Agreement on the date first above written.

Party A: Beijing Ambow Rongye Education and Technology Co., Ltd. (Corporate Seal)

Authorized Representative:	/s/
Name:

Party B: Beijing Ambow Shengying Education Technology Co., Ltd. (Corporate Seal)

Authorized Representative:	/s/
Name:

Appendix 1

Scope of Service

1. Providing Party A with programs relating to education and training;

2. Providing Party A’s employees with proper training, technical support and assistance, including without limitation training and technical support for education programs; and

3. Providing Party A with administration and consulting services necessary for Party A’s business operations, including without limitation administration and consulting for education programs.